Exhibit 21
Subsidiaries of Vista Outdoor Inc.
as of March 31, 2020

All subsidiaries listed below are 100% owned except where noted.

Subsidiaries	State or Other Jurisdiction of Incorporation or Organization

Advanced Arrow S. de R.L. de C.V.	Baja California
Bee Stinger, LLC	Delaware
Bell Sports (Asia) Limited	Hong Kong
Bell Sports Corp.	Delaware
Bell Sports EU Limited	Ireland
Bell Sports, Inc.	California
BG Sports EUROPE Sarl	Switzerland
Bushnell Corporation of Canada	Ontario
Bushnell Group Holdings, Inc.	Delaware
Bushnell Holdings, Inc.1	Delaware
Bushnell Inc.2	Delaware
Bushnell Performance Optics Asia Limited	Hong Kong
Bushnell Performance Optics Mexico S.A. de C.V.	Mexico City
CamelBak Acquisition Corp.	Delaware
CamelBak International, LLC	California
CamelBak Products, LLC	Delaware
Eagle Industries del Caribe, Inc.	Puerto Rico
Eagle Industries Unlimited, Inc.	Missouri
Federal Cartridge Company3	Minnesota
Gold Tip, LLC	Delaware
Hydrosport S. de R.L	Baja California
I Live Outdoors, LLC	Delaware
Logan Outdoor Products, LLC4	Utah
Northstar Outdoors, LLC	California
Vista Commercial Ammunition Company Inc.	Delaware
Vista Commercial Ammunition Holdings Company Inc.	Delaware
Vista Outdoor Operations LLC	Delaware
Vista Outdoor Sales LLC	Delaware
1 Bushnell Holdings, Inc. also does business as Bushnell Outdoor Products and Primos
2 Bushnell Inc. also does business as Bushnell Outdoor Products
3 Federal Cartridge Company also does business as Alliant Powder, BLACKHAWK!, BLACKHAWK! Manufacturing, RCBS, and CCI/Speer
4 Logan Outdoor Products, LLC also does business as Camp Chef and OutdoorCooking.com